EXHIBIT 10.2

[SIRVA Letterhead]

[●], 2007

[name]
[address]

Senior Executive Severance Plan

Dear [first name]:

Congratulations on your selection as a Tier I [II] [III] Executive in our new senior executive severance plan, the SIRVA, Inc. Senior Executive Severance Plan (the “Plan”). The Plan is designed to protect you against an involuntary loss of your employment under certain circumstances.

Subject to the terms described below and in the enclosed Plan document, if your employment with us is terminated by us without Cause (as defined in the Plan) prior to a Change of Control (as defined in the Plan), you would generally be entitled to receive [●] times your then current base salary.

In addition, if your employment with us is terminated by us without Cause or for Good Reason (as defined in the Plan)(1) within the 24-month period immediately following a Change of Control, you would generally be entitled to receive [●] times your then current base salary.

In either such case, you would also generally be entitled to receive (i) your full base salary through your termination date, (ii) a pro-rata incentive bonus for the year that includes your termination of employment (determined and paid at the discretion of our Compensation Committee), (iii) any vested amounts under any applicable employee benefit plans and programs, and (iv) continued benefit and indemnification coverage.

You will not be entitled to any severance benefits under the Plan if your employment with us terminates due to your death, disability or retirement, you are terminated for Cause or upon a Transfer of Business (as defined in the Plan), you terminate your employment for Good Reason before a Change of Control or outside of the 24-month period immediately following a Change of Control,(2) or any other voluntary resignation.

Generally, severance benefits will begin as soon as reasonably practicable after your eligible termination of employment, and be paid in substantially equal bi-weekly installments over [●]. However, in no event will you receive any amount that exceeds your “golden parachute” safe harbor amount, as determined under Section 280G of the Internal Revenue Code of 1986, as amended. Additionally, if your severance benefits would be subject to the recent deferred compensation rules and potentially subject to certain penalties if paid as described above, such benefits will only be paid on the earliest date on which such rules permit such payment or commencement without penalties. In the event payment is deferred, such deferred payments will be paid in a single lump sum on such earliest payment or commencement date, together with interest.

Any severance benefits you may become eligible for under the Plan is conditioned upon your execution and delivery of a valid and unrevoked General Release and Separation Agreement, and your cooperation with us for three years (or longer if required) after your termination of employment on an “as needed” basis. In addition, if you fail to cooperate with us or you breach any restrictive covenants to which you are then bound, you will forfeit any future benefits to be provided to you under the Plan, and be required to repay any and all severance benefits you received under the Plan.

Generally, the Plan may be amended or terminated by our Board of Directors. However, any amendment or termination that adversely affects you shall not be given any effect until the expiration of one year from the date that you are given written notice of the such amendment or termination (unless a Change of Control occurs during such one-year period, in which case such amendment or termination will be void). From and after a Change of Control, the Plan may not be amended or terminated in a manner that adversely affects you. In addition, our Compensation Committee of our Board of Directors may terminate your participation in the Plan at any time. However, such termination will not take effect until the expiration of one year from the date that you are given notice thereof, and your participation may not be terminated after a Change of Control.

Please note that, by executing this letter and agreeing to the provisions of the Plan, you are hereby agreeing to terminate in all respects your participation in and rights under any other plan or agreement that may provide you with severance benefits, and that such other plans and agreements shall be of no further force or effect as they relate to you. For the avoidance of doubt, this letter and the Plan shall not supersede in any way your Confidentiality, Proprietary Rights and Non-Solicitation Agreement currently in effect with us. If you become entitled to benefits under the Plan that continue for longer than the period by which you are bound by the non-competition and non-solicitation provisions contained in that Agreement, the period by which you are bound by such provisions will be extended to match the period you are to receive benefits under the Plan. (If you have not previously executed a Confidentiality, Proprietary Rights and Non-Solicitation Agreement, one in enclosed with this letter for your execution.)

A copy of the Plan is enclosed; please read it carefully.

*      *      *      *      *

If you have any questions concerning your award, please feel free to contact Eryk Spytek at (630) 468-4873. Otherwise, please acknowledge your receipt of this letter, the enclosure and your understanding of the Plan, and your agreement with the terms of this letter. Thank you.

Sincerely,

[●]
President and Chief Executive Officer

Acknowledged and agreed as of the first
date written above:

Name: